UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2023

VISTRA CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38086	36-4833255
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6555 Sierra Drive Irving, TX	75039
(Address of principal executive offices)	(Zip Code)

(214) 812-4600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.l4a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.01 per share	VST	New York Stock Exchange
Warrants	VST.WS.A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

Transaction Agreement

On March 6, 2023, Vistra Operations Company LLC, a Delaware limited liability company (“Parent”) and an indirect wholly owned subsidiary of Vistra Corp., and Black Pen Inc., a Delaware corporation (“Merger Sub”) and an indirect wholly owned subsidiary of Parent, entered into a Transaction Agreement (the “Transaction Agreement”) with Energy Harbor Corp., a Delaware corporation (the “Company”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company, with the Company (the “Surviving Corporation”) surviving as an indirect wholly owned subsidiary of Parent (the “Merger” and collectively with the other transactions contemplated by the Transaction Agreement, the “Transactions”). The Transaction Agreement, the Merger and the other Transactions were approved by each of Vistra Corp.’s Board of Directors and the Company’s Board of Directors.

Subject to the terms and conditions of the Transaction Agreement, immediately prior to the consummation of the Merger, Parent will cause certain of its affiliates to transfer certain of its affiliate entities, including Merger Sub, to a newly formed limited liability company and an indirect wholly owned subsidiary of Parent (“Vistra Vision”).

Subject to the terms and conditions of the Transaction Agreement, at the effective time of the Merger (the “Effective Time”), the issued and outstanding shares of Company Common Stock (other than shares that are being exchanged by the Rollover Holders (as defined below) for 15% of the direct or indirect equity interests in Vistra Vision, and certain other shares, each as specified in the Transaction Agreement and the Contribution and Exchange Agreements (as defined below)) will be canceled and extinguished and automatically converted into the right to receive cash consideration per share payable in the Merger. The Aggregate Base Transaction Value is defined in the Transaction Agreement to be (i) the Aggregate Cash Consideration Value (defined in the Transaction Agreement to be $3.0 billion), plus (ii) for the 15% equity in Vistra Vision, the Aggregate Equity Consideration Value (defined in the Transaction Agreement to be $3.333 billion for the purpose of determining the amount per share to be distributed to the Company’s stockholders), and (iii) subject to certain adjustments as specified in the Transaction Agreement. In addition, in connection with the Merger, the Company’s equity awards will be cancelled for cash based on the per share Merger consideration for the shares underlying such equity awards and the Company’s stockholders (including holders of Rollover Shares (defined below) and Company equity awards) will receive an additional amount of cash paid from the Company to the extent of the Company’s unrestricted cash on hand as of the closing, subject to certain adjustments as specified in the Transaction Agreement.

Consummation of the Transactions is subject to customary closing conditions, including (a) approval and adoption of the Transaction Agreement and the Transactions by a majority of the outstanding Company Common Stock, Series A Preferred Stock and Series B Preferred Stock entitled to vote thereon, voting together as a single class (the “Requisite Stockholder Approval”), (b) receipt of all requisite regulatory approvals, including approvals of the Nuclear Regulatory Commission and Federal Energy Regulatory Commission, (c) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and (d) the divestment of the Company’s remaining fossil assets.

The Transaction Agreement contains representations, warranties and covenants for both Parent and the Company that are customary for a transaction of this nature, including among others, covenants regarding the conduct of their respective businesses during the pendency of the Transactions, public disclosures and the use of reasonable best efforts to obtain the regulatory approvals applicable to each party. In addition, the Company has agreed to certain non-solicitation obligations related to alternative acquisition proposals.

The Transaction Agreement contains certain termination rights, including that each of Company and Parent has the right to terminate the Transaction Agreement after March 6, 2024 (unless such date is extended by either the Company or Parent pursuant to the terms of the Transaction Agreement). Upon termination of the Transaction Agreement by Parent under specified circumstances, subject to certain exceptions, the Company will be required to pay Parent a termination fee of $400 million. Specifically, this termination fee is payable by the Company to Parent if the Transaction Agreement is validly terminated by Parent if the Company has, subject to certain exceptions, (1) breached or failed to perform any of its covenants or agreements under the Transaction Agreement, resulting in the failure of a closing condition applicable to Parent that has not been cured within the specified period of time following receipt of notice from the Company of such breach, (2) failed to deliver the Requisite Stockholder Approval within a specified period of time after the date of the Transaction Agreement, subject to a specified cure period, or (3) failed to consummate the Transactions, subject to a specified cure period, when all of the conditions to the Company’s obligations to consummate the closing have been satisfied or waived and Parent has notified the Company that it is ready, willing and able to consummate the Transactions at the closing. In addition, upon termination of the Transaction Agreement by Parent if the Company has breached any of its representations or warranties under the Transaction Agreement, the Company will be required to reimburse Parent’s reasonable, documented, out-of-pocket transaction expenses up to $20 million. Payment of the foregoing termination fee and expense reimbursement by the Company are Parent’s sole and exclusive monetary remedy for any breach of the Transaction Agreement by the Company.

Upon termination of the Transaction Agreement by the Company under specified circumstances, subject to certain exceptions, Parent will be required to pay the Company a termination fee of $225 million. Specifically, this termination fee is payable by Parent to the Company if the Transaction Agreement is terminated by the Company if Parent has (1) breached or failed to perform any of its covenants or agreements under the Transaction Agreement, resulting in the failure of a closing condition applicable to the Company that has not been cured within the specified period of time following receipt of notice from Parent of such breach, or (2) failed to consummate the Transactions, subject to a specified cure period, when all of the conditions to Parent’s obligations to consummate the closing have been satisfied or waived and the Company has notified Parent that it is ready, willing and able to consummate the Transactions at the closing. In addition, upon termination of the Transaction Agreement by the Company if Parent has breached any of its representations or warranties under the Transaction Agreement, Parent will be required to reimburse the Company’s reasonable, documented, out-of-pocket transaction expenses up to $20 million. Payment of the foregoing termination fee and expense reimbursement by Parent are the Company’s sole and exclusive monetary remedy for any breach of the Transaction Agreement by Parent or Merger Sub.

The Transaction Agreement also provides that the Company, on one hand, or Parent and Merger Sub, on the other hand, may specifically enforce the obligations under the Transaction Agreement under the terms and conditions set forth in the Transaction Agreement but in no event will the Company, on the one hand, or Parent or Merger Sub, on the other hand, be entitled to receive both their respective termination fee or expense reimbursement and a grant of specific performance

The foregoing description of the Transaction Agreement does not purport to be complete and is qualified in its entirety by the full text of the Transaction Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated by reference herein. The Transaction Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about Vistra Corp., Parent, Merger Sub or the Company. In particular, the representations, warranties and covenants of each party set forth in the Transaction Agreement have been made only for the purposes of, and were and are solely for the benefit of the parties to, the Transaction Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosure letters made for the purposes of allocating contractual risk between the parties to the Transaction Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and investors should not rely on them as statements of fact. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties and certain covenants set forth in the Transaction Agreement.

Support Agreement

Concurrently with the execution of the Transaction Agreement, the Company and Parent entered into support agreements (collectively, the “Support Agreements”) with certain funds and accounts advised by Nuveen Asset Management, LLC (“Nuveen”), certain funds managed by Avenue Capital Management II, L.P. (“Avenue”) and the members of management holding the outstanding shares of Series A Preferred Stock and Series B Preferred Stock (collectively, the “Significant Stockholders”) pursuant to which the Significant Stockholders have agreed to vote their respective shares of Company Common Stock, Series A Preferred Stock and Series B Preferred Stock (as applicable) in favor of the adoption of the Transaction Agreement, the Merger and certain other matters. Each of the Support Agreements terminates upon the first to occur of: (a) the valid termination of the Transaction Agreement in accordance with its terms; (b) the Effective Time; (c) the date of a prohibited amendment to certain terms and provisions of the Transaction Agreement; or (d) the written consent of the Significant Stockholders, Parent and the Company. The Support Agreements also contain restrictions on transfer of shares of Company Common Stock, Series A Preferred Stock and Series B Preferred Stock (as applicable) held by the Significant Stockholders, subject to certain exceptions.

The foregoing description of the Support Agreements does not purport to be complete and is qualified in its entirety by the full text of each Support Agreement, a final form of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Contribution and Exchange Agreements

Concurrently with the execution of the Transaction Agreement, Parent entered into contribution and exchange agreements (the “Contribution and Exchange Agreements”) with affiliates of Nuveen and Avenue (collectively, the “Rollover Holders”), pursuant to which, upon the terms and subject to the conditions thereof, the Rollover Holders will, immediately prior to the Effective Time, exchange a portion of their shares of Company Common Stock into direct or indirect equity interests of Vistra Vision (the “Rollover Shares”).

The foregoing description of the Contribution and Exchange Agreements does not purport to be complete and is qualified in its entirety by the full text of each Contribution and Exchange Agreement, a final form of which is filed as Exhibit 10.2 hereto and is incorporated by reference herein.

Item 8.01	Other Events

Financing Arrangements

In connection with the Transactions, on March 6, 2023, Parent entered into a debt commitment letter (the “Commitment Letter”) and related fee letters with Citigroup Global Markets Inc. (“Citi”), BMO Capital Markets Corp. (“BMO”) and Mizuho Bank, Ltd. (“Mizuho”, and together with Citi and BMO the “Commitment Parties”), pursuant to which, and subject to the terms and conditions set forth therein, the Commitment Parties committed to provide (1) up to approximately $3.0 billion in an aggregate principal amount of senior secured bridge loans under a 364-day senior secured bridge loan credit facility (the “Acquisition Bridge Facility”), (2) in the event Parent does not obtain certain required consents and amendments from the lenders under its Credit Agreement, dated as of October 3, 2016, as amended or otherwise modified from time to time, by and among Vistra Intermediate Company, LLC, as Holdings (“Holdings”), Parent, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent and the lenders named therein (the “Credit Agreement”), a 364-day senior secured term loan B bridge facility in an aggregate principal amount of up to approximately $2.5 billion (the “TLB Refinancing Bridge Facility”) and (3) in the event Parent does not obtain certain required consents and amendments from the lenders under its commodity-linked revolving credit agreement, dated as of February 4, 2022, as amended or otherwise modified from time to time, among Holdings, Parent, the financial institutions from time to time party thereto, as lenders and CITIBANK, N.A., as administrative agent and as collateral agent (the “CL RCF”), a replacement commodity-linked revolving credit facility in an aggregate principal amount up to $300.0 million (the “Refinancing Commodity-Linked Revolving Credit Facility”). The proceeds of the loans under the Acquisition Bridge Facility would be used to finance the Transactions and the payment of fees and expenses incurred in connection with the Transactions. In the event that Parent does not obtain certain required consents and amendments from the lenders under the Credit Agreement, the proceeds of the loans under the TLB Refinancing Bridge Facility would be used to prepay in full the aggregate principal amount of term B loans outstanding under the Credit Agreement and accrued interest, fees, commissions and expenses in connection therewith. In the event that Parent does not obtain certain required consents and amendments from the lenders under the CL RCF, the proceeds of the loans under the Refinancing Commodity-Linked Revolving Credit Facility would be used consistent with the use of proceeds of loans under the CL RCF. The Acquisition Bridge Facility, TLB Refinancing Bridge Facility and Refinancing Commodity-Linked Revolving Credit Facility are subject to customary commitment reductions in the event that certain permanent debt financing is obtained on or prior to the Effective Time and, in the case of the TLB Refinancing Bridge Facility and the Refinancing Commodity-Linked Revolving Credit Facility, obtaining certain consents under and amendments to the Credit Agreement and the CL RCF, including to permit the Transactions, and customary closing conditions, including that substantially concurrently with the initial funding under the applicable facility the Transactions shall be consummated.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

On March 6, 2023, Vistra issued a press release announcing entry into the Transaction Agreement and a $1.0 billion increase to its existing share repurchase program. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in the attached Exhibit 99.1 is deemed to be furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act.

Exhibit No.	Description

2.1	Transaction Agreement, dated March 6, 2023, by and among Vistra Operations Company LLC, Black Pen, Inc., and Energy Harbor Corp.

10.1	Form of Support Agreement, dated March 6, 2023

10.2	Form of Contribution and Exchange Agreement, dated March 6, 2023

99.1	Press Release dated March 6, 2023.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 7, 2023
VISTRA CORP.

	By:	/s/ Kristopher E. Moldovan
	Name:	Kristopher E. Moldovan
	Title:	Executive Vice President and Chief Financial Officer